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                                                                     EXHIBIT 4.1

                          VISTA ENERGY RESOURCES, INC.
                     1999 KEY EMPLOYEE RESTRICTED STOCK PLAN

1.       Purpose.

         Vista Energy Resources, Inc., a Delaware corporation (herein, together with its successors, referred to as the "Company"), by means of this 1999 Restricted Stock Plan (the "Plan"), desires to afford certain individuals and key employees of the Company and any parent corporation or subsidiary corporation thereof now existing or hereafter formed or acquired (such parent and subsidiary corporations sometimes referred to herein as "Related Entities") who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company and any Related Entities. As used in the Plan, the terms "parent corporation" and "subsidiary corporation" shall mean, respectively, a corporation within the definition of such terms contained in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

         The Restricted Stock Awards (as hereinafter defined), and the shares of Common Stock (as hereinafter defined) acquired pursuant to such Restricted Stock Awards are a matter of separate inducement and are not in lieu of any salary or other compensation for services.

2.       Administration.

         a. Committee. The Board of Directors of the Company (the "Board of Directors) shall administer the Plan with respect to all Key Employees (as hereinafter defined) or Eligible Non-Employees (as hereinafter defined) or may delegate all or part of its duties under this Plan to any committee appointed by the Board of Directors (the "Committee") or to any officer or committee of officers of the Company, subject in each case to such conditions and limitations as the Board of Directors may establish and subject to the following sentence. Unless a majority of the members of the Board of Directors determines otherwise:
(a) the Committee shall be constituted in a manner that satisfies the requirements of Rule 16b-3, which Committee shall administer the Plan with respect to all Key Employees or Eligible Non-Employees who are subject to
Section 16 of the Exchange Act in a manner that satisfies the requirements of Rule 16b-3; and (b) the Committee shall be constituted in a manner that satisfies the requirements of Section 162(m), which Committee shall administer the Plan with respect to "performance-based compensation" for all Key Employees or Eligible Non-Employees who are reasonably expected to be "covered employees" as those terms are defined in Section 162(m). The number of persons that shall constitute the Committee shall be determined from time to time by a majority of all the members of the Board of Directors. Except for references in Sections 2(a), 2(b), and 2(c) and unless the context otherwise requires, references herein to the Committee shall also refer to the Board of Directors as administrator of the Plan for Key Employees or Eligible Non-Employees or to the appropriate delegate of the Committee or the Board of Directors.

         b. Duration, Removal, Etc. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from or add members to the Committee. Removal from the Committee may be with or


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without cause. Any individual serving as a member of the Committee shall have the right to resign from membership in the Committee by written notice to the Board of Directors. The Board of Directors, and not the remaining members of the Committee, shall have the power and authority to fill vacancies on the Committee, however caused.

         c. Meetings and Actions of Committee. The Board of Directors shall designate which of the Committee members shall be the chairman of the Committee. If the Board of Directors fails to designate a Committee chairman, the members of the Committee shall elect one of the Committee members as chairman, who shall act as chairman until he ceases to be a member of the Committee or until the Board of Directors elects a new chairman. The Committee shall hold its meetings at those times and places as the chairman of the Committee may determine. At all meetings of the Committee, a quorum for the transaction of business shall be required, and a quorum shall be deemed present if at least a majority of the members of the Committee are present. At any meeting of the Committee, each member shall have one vote. All decisions and determinations of the Committee shall be made by the majority vote or majority decision of all of its members present at a meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting that was duly called and held. The Committee may make any rules and regulations as it may deem advisable for the conduct of its business that are not inconsistent with the provisions of the Plan, the certificate of incorporation of the Company, the by-laws of the Company, Rule 16b-3 so long as it is applicable, and Section 162(m) so long as it is applicable.

3.       Shares Available.

         The maximum aggregate number of shares of Common Stock, $.01 par value, of the Company ("Common Stock") in respect of which Restricted Stock Awards may be granted for all purposes under the Plan shall be 61,292 shares. If, for any reason, any shares as to which Restricted Stock Awards have been granted cease to be subject thereto by reason of the forfeiture of such Restricted Stock Award, such shares shall thereafter be available for grants under the Plan. Restricted Stock Awards granted under the Plan may be fulfilled in accordance with the terms of the Plan with (i) authorized and unissued shares of the Common Stock, (ii) issued shares of such Common Stock held in the Company's treasury, or (iii) issued shares of Common Stock reacquired by the Company in each situation as the Board of Directors or the Committee may determine from time to time.

4.       Eligibility and Bases of Participation.

         Grants of Restricted Stock Awards may be made under the Plan, subject to and in accordance with Section 6, to Key Employees or Eligible Non-Employees. As used herein, the term "Key Employee" shall mean any employee of the Company or any Related Entity, including officers and directors of the Company or any Related Entity who are also employees of the Company or any Related Entity, who is regularly employed on a salaried basis and who is so employed on the date of such grant, whom the Committee identifies as having a direct and significant effect on the performance of the Company or any Related Entity. As used herein, the term "Eligible Non-Employee" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust, or other entity (collectively, a


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"Person"), that the Committee designates as eligible for a grant of Restricted
Stock Awards pursuant to this Plan because such Person performs bona fide consulting, advisory, or other services for the Company or any Related Entity (other than services in connection with the offer or sale of securities in a capital-raising transaction) and the Board of Directors or the Committee determines that the Person has a direct and significant effect on the financial development of the Company or any Related Entity.

         The adoption of this Plan shall not be deemed to give any Person a right to be granted any Restricted Stock Awards.

         Notwithstanding any other provision of this Plan to the contrary, with respect to the grant of any Restricted Stock Awards to any Key Employee or Eligible Non-Employee, the Committee shall first determine the number of shares in respect of which Restricted Stock Awards are to be granted to such Key Employee or Eligible Non-Employee and shall then cause to be granted to such Key Employee or Eligible Non-Employee a Restricted Stock Award exercisable for such shares.

5.       Authority of Committee.

         Subject to the express provisions of the Plan and any applicable law with which the Company intends the Plan to comply, the Committee shall have the authority, in its sole and absolute discretion, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan, including without limitation to adopt and observe such procedures concerning the counting of Restricted Stock Awards against the Plan and individual maximums as it may deem appropriate from time to time; (b) to determine the Key Employees or Eligible Non-Employees to whom, and the time or times at which, Restricted Stock Awards shall be granted; (c) to determine the number of shares of Common Stock, that shall be the subject of each Restricted Stock Award; (d) to determine the terms and provisions of each award evidencing Restricted Stock Awards granted hereunder (which need not be identical), including provisions defining or otherwise relating to (i) the extent to which the transferability of shares of Common Stock issued or transferred pursuant to any Restricted Stock Award is restricted, (ii) the effect of termination of employment on the Restricted Stock Award, and (iii) the effect of approved leaves of absence; (e) to construe the respective awards evidencing Restricted Stock Awards granted hereunder and the Plan; (f) to delegate its duties under the Plan to such agents as it may appoint from time to time, subject to the second sentence of Section 2(a); and (g) to make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Restricted Stock Award, or in any awards evidencing Restricted Stock Awards granted hereunder in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Section 5 shall be final and conclusive. The Committee shall not have the power to appoint members of the Committee or to terminate, modify, or amend the Plan. Those powers are vested in the Board of Directors.

         From time to time, the Board of Directors and appropriate officers of the Company shall be and are authorized to take whatever actions are necessary to file required documents with


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governmental authorities, stock exchanges, and other appropriate Persons to make shares of Common Stock available for issuance pursuant to awards evidencing Restricted Stock Awards granted hereunder.

6.       Grant of Restricted Stock.

         Subject to the express provisions of this Plan, the Committee shall have the authority to grant to Key Employees and Eligible Non-Employees awards of shares of Common Stock ("Restricted Stock Awards") pursuant to which the shares of Common Stock received pursuant to a Restricted Stock Award may not be sold, assigned, pledged, hypothecated, transferred, or otherwise disposed of until the restrictions applicable to such shares have lapsed pursuant to Section
7. Each Restricted Stock Award shall be evidenced by an Award Agreement in the form of Exhibit "A" hereto ("Award Agreement").

7.       Lapse of Restrictions.

         Unless the Committee specifies a longer period of time, the restrictions with respect to a Restricted Stock Award shall lapse on all of the shares subject thereto as of the 30th day following the date on which the award of the Restricted Stock Award was approved by a resolution of the Committee.

8.       Privileges of a Stockholder.

         Subject to the restrictions described in Section 6, the recipient of a Restricted Stock Award shall have all voting, dividend, liquidation, and other rights with respect to shares of Common Stock received by him pursuant to a Restricted Stock Award under this Plan.

9.       Enforcement of Restrictions.

         The Committee shall cause a legend to be placed on the certificates representing the shares of Common Stock issued pursuant to each Restricted Stock Award referring to the restrictions imposed under the Plan and, in addition, may in its sole discretion require one or more of the following methods of enforcing such restrictions:

         a. Requiring the recipient to keep the certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

         b. Requiring that the certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

10.      Change of Control.

         If (i) a Change of Control shall occur or (ii) the Company shall enter into an agreement providing for a Change of Control, then the Committee may declare any or all restrictions relating to outstanding Restricted Stock Awards to be lapsed at such time or times as the Committee shall determine, notwithstanding the express provisions of such Restricted Stock Awards.


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11.      Compliance with Securities Laws.

         The Company shall not in any event be obligated hereunder to file any registration statement under the Securities Act or any applicable state securities law with respect to the transfer of any shares of Common Stock issued pursuant to a Restricted Stock Award.

         Certificates for shares of Common Stock, when issued, may have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

         This legend shall not be required for shares of Common Stock issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

12.      Withholding Taxes.

         By acceptance of the Restricted Stock Award, the recipient will be deemed to (i) agree to reimburse the Company or Related Entity by which the recipient is employed for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the vesting of a Restricted Stock Award; (ii) authorize the Company or any Related Entity by which the recipient is employed to withhold from any cash compensation paid to the recipient or in the recipient's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or the Related Entity by which the recipient is employed, and which otherwise has not been reimbursed by the recipient, in respect of the vesting of a Restricted Stock Award; and (iii) agree that the Company may, in its discretion, hold the stock certificate to which the recipient is otherwise entitled as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated.

13.      Costs and Expenses.

         The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any Restricted Stock Award nor to any employee receiving an Restricted Stock Award.


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14.      Funding of Plan.

         The Plan shall be unfunded. The Company shall not be required to make any segregation of assets to assure the payment of any Restricted Stock Award under the Plan.

15.      Other Incentive Plans.

         The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

16.      Effect on Employment.

         Nothing contained in the Plan or any agreement related hereto or referred to herein shall affect, or be construed as affecting, the terms of employment of any Key Employee except to the extent specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto or referred to herein shall impose, or be construed as imposing, an obligation on
(i) the Company or any Related Entity to continue the employment of any Key Employee, and (ii) any Key Employee to remain in the employ of the Company or any Related Entity.

17.      Definitions.

         In addition to the terms specifically defined elsewhere in the Plan, as used in the Plan, the following terms shall have the respective meanings indicated:

         a. "Affiliate" shall mean, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         b.       "Board of Directors" shall have the meaning set forth in
                  Section 2 hereof.

         c. "Change of Control" shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, (ii) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than Natural Gas Partners II, L.P., Natural Gas Partners III, L.P. or any Affiliate thereof) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

         d.       "Code" shall have the meaning set forth in Section 1 hereof.

         e. "Committee" shall have the meaning set forth in Section 2 hereof.


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         f.       "Common Stock" shall have the meaning set forth in Section 3 hereof.

         g. "Company" shall have the meaning set forth in Section 1 hereof.

         h. "Continuing Director" shall mean, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Company immediately after the Effective Time or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

         i.       "Eligible Non-Employee" shall have the meaning set forth in
                  Section 4 hereof.

         j. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         k. The term "included" when used herein shall mean "including, but not limited to".

         l. "Key Employee" shall have the meaning set forth in Section 4 hereof.

         m.       "Person" shall have the meaning set forth in Section 4 hereof,

         n.       "Plan" shall have the meaning set forth in Section 1 hereof.

         o. "Related Entities" shall have the meaning set forth in Section 1 hereof.

         p. "Rule 16b-3" shall mean Rule 16b-3, as amended, or other applicable rules under Section 16(b) of the Exchange Act.

         q. "Section 162(m)" means Section 162(m) of the Code and the rules and regulations adopted from time to time thereunder, or any successor law or rule as it may be amended from time to time.

         r.       "Securities Act" shall mean the Securities Act of 1933.

         s. "Subsidiary" shall mean, with respect to any Person, any other Person of which such first Person owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

18.      Amendment of Plan.

         The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, that no amendment shall be made which shall increase the total number of shares of the Common Stock which may be issued and sold pursuant to Restricted Stock Awards granted under the Plan unless such amendment is made by or with the approval of the stockholders. The Board of Directors shall have the right to amend the Plan and the Restricted Stock Awards


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outstanding thereunder, without the consent or joinder of any recipient or other
Person, in such manner as may be determined necessary or appropriate by the Board of Directors in order to cause the Plan and the Restricted Stock Awards outstanding thereunder (i) to comply with Rule 16b-3 (or any successor rule) under the Exchange Act (or any successor law) and the regulations (including any temporary regulations) promulgated thereunder, or (ii) to comply with Section 162(m) of the Code (or any successor section) and the regulations (including any temporary regulations) promulgated thereunder. Except as provided above, no amendment, modification, suspension or termination of the Plan shall alter or impair any Restricted Stock Awards previously granted under the Plan, without the consent of the holder thereof.

19.      Individual Limitations on Awards.

         No Person may be granted during any one year period, Restricted Stock Awards with respect to more than 10,000 shares of Common Stock. If a Restricted Stock Award is canceled, the canceled Restricted Stock Award shall continue to be counted against the maximum number of shares of Common Stock for which Restricted Stock Awards may be granted to such Person under the Plan.